News Release

	For:	Whitehall Jewellers, Inc.
	Contact:	John R. Desjardins
Executive Vice President -
FOR IMMEDIATE RELEASE		TX: 312/762-9751

WHITEHALL JEWELLERS, INC. PLACES EVP MERCHANDISING ON LEAVE

     Chicago, Illinois, November 21, 2003 — Whitehall Jewellers, Inc. (NYSE:JWL) today announced that, in the course of an internal ongoing investigation being conducted by the Company in connection with the previously disclosed Capital Factors, Inc. lawsuit and related investigations by the SEC and United States Attorney for the Eastern District of New York, the Company has discovered that its Executive Vice President, Merchandising, violated a Company policy with respect to Company documentation regarding the age of certain store inventory. Whitehall Jewellers has preliminarily determined that the inventory at issue represents less than 1% of the Company’s current inventory. At this time the Company does not believe that the actions taken by the executive conferred any financial gain on the executive. The violation of Company policy also appears to be unrelated to the subject matters of the Capital Factors lawsuit. Whitehall Jewellers is continuing to cooperate fully with the SEC and the United States Attorney in connection with their investigations. The Company has placed the executive on leave pending further investigation.

     As a result of the foregoing personnel action, the Company’s merchandising organization will, on an interim basis, report to John Desjardins, Executive Vice President and Chief Financial Officer. Manny Brown, the Company’s Executive Vice President, Operations, will, on an interim basis, assume the marketing duties of the executive in question.

     The Company has substantially completed all of the merchandise ordering and marketing plans associated with the upcoming Christmas holiday season and for Valentine’s Day. These plans build upon the successful sales programs which have been previously implemented by the Company.

     Whitehall Jewellers, Inc. is a leading national specialty retailer of fine jewelry, currently operating 384 stores in 38 states. The Company operates stores in regional and superregional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.

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